                                                Filed pursuant to Rule 424(b)(3)
PROSPECTUS                                                  (Reg. No. 333-64575)

                                 606,343 SHARES

                            TELETECH HOLDINGS, INC.

                                  COMMON STOCK

                               ------------------

    This Prospectus relates to 606,343 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of TeleTech Holdings, Inc., a Delaware corporation ("TeleTech" or the "Company"). The Shares will be offered for sale or otherwise transferred from time to time by the stockholders of TeleTech named herein (the "Selling Stockholders") in transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration, or by any other legally available means. The Selling Stockholders may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise. The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions, concessions or discounts under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will equal the purchase price of such Shares less any discounts, concessions or commissions. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will pay all expenses incurred in connection with the offering contemplated hereby (the "Offering"), other than underwriting discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders.

    All of the shares of Common Stock offered hereby were issued to the Selling Stockholders by the Company in connection with the Company's acquisition in August 1998 of Outsource Informatica Ltda., a Brazilian corporation that was owned by the Selling Stockholders. All of the Shares are "restricted securities" under the Securities Act prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to enable the Selling Stockholders to make future sales to the public without restriction. See "Selling Stockholders."

    The Common Stock is quoted on the Nasdaq National Market under the symbol "TTEC." The last reported sale price of the Common Stock on October 22, 1998 on the Nasdaq was $11.375 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is October 23 , 1998.
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                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market and such reports, proxy statements and other information also can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

        1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K") and Amendment No. 1 to the Company 10-K;

        2. the portions of the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders held on May 8, 1998 that have been incorporated by reference into the Company 10-K;

        3.  Current Report on Form 8-K, filed on July 28, 1998;

        4. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

        5. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998; and

        6. the description of the Common Stock that is contained in the Registration Statement on Form 8-A filed on July 19, 1996 pursuant to
    Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to TeleTech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, Attention: Director of Investor Relations, Telephone (303) 894-4000.

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                                  RISK FACTORS

RELIANCE ON A FEW MAJOR CLIENTS

    The Company strategically focuses its marketing efforts on developing long-term relationships with large and multinational companies in targeted industries. As a result, the Company derives a substantial portion of its revenues from relatively few clients. The Company's three largest clients in 1997, United Parcel Service, AT&T and GTE, accounted for 23%, 18% and 15%, respectively, of the Company's 1997 revenues and its three largest clients in 1996, United Parcel Service, AT&T and CompuServe Incorporated, accounted for 27%, 27% and 14%, respectively, of the Company's 1996 revenues (in each case, as restated to reflect the acquisitions of EDM Electronic Direct Marketing Ltd. and Digital Creators, Inc. in June 1998). The Company believes its customer concentration will continue and may increase because the Company's programs are becoming larger and more complex and because the lead time necessary to execute a new sales agreement with a client has been steadily increasing. In at least one instance, almost two years elapsed from the time of the Company's initial sales presentation until the time a written agreement was signed and the client program commenced. As a result of the longer sales cycle, it may become more difficult for the Company to replace lost clients or completed programs in a timely manner. There can be no assurance that the Company will not become more dependent on a few significant clients, that the Company will be able to retain any of its largest clients, that the volumes or profit margins of its most significant programs will not be reduced, or that the Company would be able to replace lost clients or programs with new clients or programs that generate at least a comparable amount of profits. Consequently, the loss of one or more of the Company's significant clients could have a material adverse effect on the business, results of operations or financial condition of the Company.

RISKS ASSOCIATED WITH THE COMPANY'S CONTRACTS

    The Company's contracts do not ensure that it will generate a minimum level of revenues and the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of such program. Although the Company seeks to sign multiyear contracts with its clients, the Company's contracts generally enable the clients to terminate the contract, or terminate or reduce program call volumes, on relatively short notice. Although many of such contracts require the client to pay a contractually agreed amount in the event of early termination, there can be no assurance that the Company will be able to collect such amount or that such amount, if received, will sufficiently compensate the Company for its investment in the canceled program or for the revenues it may lose as a result of the early termination. The Company usually is not designated as its client's exclusive service provider. In addition, some of the Company's contracts limit the aggregate amount the Company can charge for its services, and several prohibit the Company from providing services to the client's direct competitor that are similar to the services the Company provides to such client. A few of the Company's contracts allow the Company to increase its service fees if and to the extent certain cost or price indices increase; however, a few of the Company's significant contracts do not contain such provisions and some contracts require the Company to decrease its service fees if, among other things, the Company does not achieve certain performance objectives. Increases in the Company's service fees that are based upon increases in cost or price indices may not fully compensate the Company for increases in labor and other costs incurred in providing services.

DEPENDENCE ON THE SUCCESS OF ITS CLIENT'S PRODUCTS

    In substantially all of its client programs, the Company generates revenues based, in large part, on the amount of time that the Company's personnel devotes to a client's customers. Consequently, and due to the inbound nature of the Company's business, the amount of revenues generated from any particular client program is dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of the Company's expected revenues and planned capacity utilization relate to recently introduced product or service offerings of the Company's clients. There can be no

                                       3
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assurance as to the number of consumers who will be attracted to the products and services of the Company's clients and who will need the Company's services, or that the Company's clients will develop new products or services that will require the Company's services.

DIFFICULTIES OF MANAGING RAPID GROWTH

    The Company has experienced rapid growth over the past several years. Continued future growth will depend on a number of factors, including the Company's ability to (i) initiate, develop and maintain new client relationships and expand its existing client programs; (ii) recruit, motivate and retain qualified management and hourly personnel; (iii) rapidly identify, acquire or lease suitable Call Center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion; and (iv) maintain the high quality of the services and products that it provides to its clients on a cost effective basis. There can be no assurance that the Company will be able to maintain or accelerate its growth rate, effectively manage its expanding operations or maintain its profitability. If the Company is unable to maintain its historical growth rate or effectively manage its growth, the Company's business, results of operations or financial condition could be materially adversely affected.

DIFFICULTIES OF MANAGING CAPACITY UTILIZATION

    The Company's profitability is influenced significantly by the Company's ability to effectively manage the capacity utilization of its customer care call centers (the "Call Centers"). The Company attempts to maximize utilization; however, because almost all of the Company's business is initiated by customers of its clients ("inbound" business), the Company has significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods. In addition, the Company has experienced, and in the future may experience, at least short-term, excess peak period capacity when it opens a new Call Center or terminates or completes a large client program. There can be no assurance that the Company will be able to achieve or maintain optimal Call Center capacity utilization. If the Company is unable to cost-effectively manage its Call Center utilization, its business, results of operations or financial condition could be materially adversely affected.

RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY

    The Company's business is highly dependent on its computer and telecommunications equipment and software capabilities. The Company's failure to maintain the superiority of its technological capabilities, or to respond effectively to technological changes, could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, a variety of automated customer support technologies, such as interactive voice response and interactive Internet e-mail, have been and are being developed that could supplement, compete with or replace the Company's services. For some client applications, these alternative automated customer support technologies may achieve similar results and be more cost-effective to the client than the services currently provided by the Company. The Company's continued growth and future profitability will be highly dependent on a number of factors, including the Company's ability to (i) expand its existing service offerings to include automated customer support capabilities; (ii) achieve cost efficiencies in the Company's existing Call Center operations through the integration of alternative automated technologies; and (iii) introduce new services and products that leverage and respond to changing technological developments. There can be no assurance that technologies or services developed by the Company's competitors will not render the Company's products or services non-competitive or obsolete, that the Company can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions for the Company.

                                       4
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DEPENDENCE ON LABOR FORCE

    The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. The Company's industry is very labor intensive and has experienced high personnel turnover. A significant increase in the Company's employee turnover rate or continued decreases in the nation's unemployment rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, if the Company obtains several significant new clients or implements new large-scale programs, it would be required to recruit, hire and train qualified personnel at an accelerated rate. The Company may not be able to continue to hire, train and retain sufficient qualified personnel to adequately staff large, new customer care programs. Because a significant portion of the Company's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, certain of the Company's Call Centers are located in geographic areas with relatively low unemployment rates, which could make it more difficult and costly to hire qualified personnel.

DEPENDENCE ON KEY PERSONNEL

    The Company's success to date has largely been the result of the skills and efforts of Kenneth D. Tuchman, the Company's founder, Chairman of the Board, President and Chief Executive Officer. Continued growth and profitability will depend upon the Company's ability to strengthen its leadership infrastructure by recruiting and retaining qualified, experienced executive personnel. Competition in the Company's industry for executive-level personnel is fierce and there can be no assurance that the Company will be able to hire, motivate and retain other executive employees, or that the Company can do so on economically feasible terms. The loss of Mr. Tuchman or the Company's inability to hire or retain such other executive employees could have a material adverse effect on the Company's business, growth, results of operations or financial condition. The Company's success and achievement of its growth plans also depend on its ability to recruit, hire, train and retain other highly qualified technical and managerial personnel, including individuals with significant experience in the industries targeted by the Company. The inability of the Company to attract and retain qualified technical and managerial personnel could have a material adverse effect on the Company's business, results of operations or financial condition.

POTENTIAL YEAR 2000 PROBLEMS

    The Company has undertaken an assessment and compliance program (the "Program") to ascertain the existence and extent of, and to remediate as necessary, any Year 2000 problems that may reside in the computer systems of the Company and its interfaces with its clients. The Program utilizes an outside consulting firm, which specializes in Year 2000 compliance and remediation, which will work with full-time employees of the Company whose time is dedicated to the Program. The Company expects to complete the assessment phase of the Program early in the fourth quarter of 1998. As assessments are completed, the Company will commence immediate remediation, as necessary. The Company believes, based upon the progress of the Program so far, that costs of the assessment phase will not exceed $1,000,000. When the assessment is completed, the Company should be able to estimate the total cost of the Program.

    The Company currently is unable to assess, and may be unable accurately to determine, the magnitude of any Year 2000 problems that may reside in the computer and information systems of its clients, or the impact that any such problems could have on the services provided by the Company to such clients. As part of the Program, the Company will contact its clients regarding the nature and scope of any such problems and seek to work with its clients to resolve them. The success of the Company's efforts will depend, in significant part, upon factors outside the control of the Company, such as the level of client cooperation and the status of the clients' own Year 2000 compliance programs. Thus, there can be no assurance that all such problems will be resolved. The occurrence of Year 2000 related failures in the computer and

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information systems of any of the Company's significant clients could have a material adverse effect on the business, results of operations, and financial condition of the Company.

DEPENDENCE ON KEY INDUSTRIES

    The Company generates a majority of its revenues from clients in the telecommunications, technology and transportation industries. The Company's growth and financial results are largely dependent on continued demand for the Company's services from clients in these industries and current trends in such industries to outsource certain customer care services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer care services could have a material adverse effect on the Company's business, results of operations or financial condition. The Company also provides services to clients in the financial services, government services, healthcare and utilities industries; however, these strategic business units are still in the development stage and there can be no assurance that the Company can successfully develop sustainable business in such industries.

    A significant percentage of the revenues generated from clients in the telecommunications industry relate to the Company's provision of third-party verification of long-distance telephone service sales. Third-party verification services, which are required by the rules of the Federal Communications Commission, accounted for 8% of the Company's total revenues in both 1997 and 1996. Revenues generated from third-party verification services were significantly lower than expected in the second half of 1997 and the first half of 1998 as a result of reductions implemented by a large telecommunications client in its direct marketing program. The Company's business, results of operations or financial condition could be materially adversely affected if its clients further reduce their direct marketing expenditures and their corresponding need for third-party sales verification and/or the Federal Communications Commission no longer requires such verification.

RISK OF BUSINESS INTERRUPTION

    The Company's operations are dependent upon its ability to protect its Call Centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event the Company experiences a temporary or permanent interruption at one or more of its Call Centers, through casualty, operating malfunction or otherwise, the Company's business could be materially adversely affected and the Company may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with the Company. The Company maintains property and business interruption insurance; however, there can be no assurance that such insurance will adequately compensate the Company for any losses it may incur.

HIGHLY COMPETITIVE MARKET

    The Company believes that the market in which it operates is fragmented and highly competitive and that competition is likely to intensify in the future. The Company competes with small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than those of the Company, and there can be no assurance that additional competitors with greater resources than the Company will not enter the Company's market. Because the Company's primary competitors are the in-house operations of existing or potential clients, the Company's performance and growth could be adversely affected if its existing or potential clients decide to provide in-house customer care services that currently are outsourced, or retain or increase their in-house customer service and product support capabilities. A variety of automated customer support technologies have been developed that may make it easier and more cost-effective for clients and potential clients to provide customer care services in-house. In addition, competitive pressures from current or future competitors also

                                       6
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could cause the Company's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's business, results of operations or financial condition.

DIFFICULTIES OF COMPLETING AND INTEGRATING ACQUISITIONS AND JOINT VENTURES

    One component of the Company's growth strategy is to pursue strategic acquisitions of companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement the Company's existing business. There can be no assurance that the Company will be successful in acquiring such companies on favorable terms or in integrating such companies into the Company's existing businesses, or that any completed acquisition will enhance the Company's business, results of operations or financial condition. The Company has faced, and in the future may continue to face, increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on favorable terms. The Company may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to the Company, if at all. As part of its growth strategy, the Company also may pursue strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

    The Company currently conducts business in Australia, New Zealand, Mexico, the United Kingdom, Canada and Brazil, and plans to expand into additional countries. The Company's international operations accounted for approximately 18% and 11% of its revenues for 1997 and 1996, respectively (in each case, as restated to reflect the acquisitions of EDM Electronic Direct Marketing Ltd. and Digital Creators, Inc. in June 1998). In addition, a key component of the Company's growth strategy is continued international expansion. There can be no assurance that the Company will be able to (i) increase its market share in the international markets in which the Company currently conducts business, (ii) successfully market, sell and deliver its services in additional international markets, (iii) acquire companies that expand its international operations, or
(iv) successfully integrate acquired companies. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, potential difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences. Any one or more of such factors could have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations or financial condition.

VOLATILITY OF STOCK PRICE

    The Common Stock historically has been subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results; announcements of new contracts or contract cancellations; announcements by the Company or its competitors of technological innovations, new products or services or completed acquisitions; changes in financial estimates by securities analysts; general economic and market conditions; or other events or factors. The market price of the Common Stock also may be affected by the ability of the Company or its competitors to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation have often been instituted against such a company. Any such litigation, if instigated against the Company, could result in substantial costs and a diversion of management's attention and resources.

                                       7
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VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company has experienced and could continue to experience quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control. Such factors include the timing of new contracts; labor strikes and slowdowns; reductions or other modifications in its clients' marketing and sales strategies; the timing of obtaining and initiating new product or service offerings; the expiration or termination of existing contracts or the reduction in existing programs; the timing of increased expenses incurred to obtain and support new business; changes in the revenue mix among the Company's various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company makes decisions regarding staffing levels, investments and other operating expenditures based on its revenue forecasts. If the Company's revenues are below expectations in any given quarter, its operating results for that quarter would likely be materially adversely affected.

COMPLIANCE WITH GOVERNMENT REGULATION

    Because the Company's current business consists primarily of responding to inbound telephone calls, it is not highly regulated. However, in connection with the limited amount of outbound telemarketing services the Company provides, the Company must comply with various rules and regulations governing telephone solicitation that were promulgated by the Federal Communications Commission under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994. The Company has considered expanding its outbound telemarketing services to improve off-peak Call Center utilization, in which case such rules and regulations would apply to a larger percentage of the Company's business. In addition, the Company's contract with the Postal Service requires the Company to comply with the Privacy Act of 1974, which governs the recording of telephone conversations. The Company believes that it currently is, and will continue to be, in compliance with such statute. There may be additional federal or state legislation, or changes in regulatory implementation, that limit the future activities of the Company or its clients or significantly increase the cost of compliance. Additionally, the Company could be responsible for its failure, or the failure of its clients, to comply with regulations applicable to its clients.

                                  THE COMPANY

    TeleTech is a leading provider of customer care solutions for large and multinational companies. The Company's customer care solutions encompass a wide range of telephone-based and computer-based customer acquisition, retention and satisfaction programs designed to maximize the long-term value of the relationships between the Company's clients and their customers. Such programs involve all stages of the customer relationship and consist of a variety of customer service and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support, resolving customer complaints and conducting satisfaction surveys. The Company works closely with its clients to rapidly design and implement large-scale, tailored customer care programs that provide comprehensive solutions to the clients' specific business needs.

    The Company delivers its customer care services primarily through customer-initiated ("inbound") telephone calls and also over the Internet. Services are provided by trained customer care representatives ("Representatives") in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. TeleTech's Representatives, who respond to customer inquiries from Call Centers, utilize state-of-the-art workstations that operate on the Company's advanced technology platform and enable the Representatives to provide rapid, single-call resolution. This technology platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response. The Company provides services from Call Centers leased, equipped and staffed by the Company ("fully outsourced programs") and also from Call Centers that are leased and equipped by its clients, but are staffed and managed by the Company ("facilities management programs").

    The Company typically establishes long-term, strategic relationships, formalized by multiyear contracts, with selected clients in the telecommunications, transportation, technology, financial services, government services, healthcare and utilities industries. The Company targets clients in these industries because such clients typically have complex product and service offerings and large customer bases, which require frequent, increasingly sophisticated, customer interactions. For example, since 1996 the Company has entered into multiyear contracts with the United States Postal Service, CIBC Insurance and Citibank, and entered into a multiyear, multifacility contract with GTE.

    The Company was founded in 1982 and has been providing inbound customer care solutions since its inception. As of December 31, 1997, the Company leased or managed a total of 22 Call Centers, of which 13 are located in the United States, three in Canada, two in Australia and one each in the United Kingdom, New Zealand and Mexico, equipped with an aggregate of more than 8,100 state-of-the-art workstations. The Company also is engaged in ongoing evaluations of possible strategic acquisitions. In 1997, approximately 98% of the Company's call handling revenues were derived from inbound customer inquiries.

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                           FORWARD-LOOKING STATEMENTS

    Statements contained in this Prospectus regarding TeleTech's prospective business opportunities and expansion plans are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements include (i) the expected opening of new Call Centers and the Company's expectation that there will be sufficient business to utilize existing and additional Call Center capacity, (ii) the Company's expected expansion into new international markets, (iii) the Company's ability to maintain state-of-the-art Call Center and customer care operations, (iv) the time period during which the Company expects to make its software programs and operating systems Year 2000 compliant and the expected costs of such compliance, and (iv) statements relating to the Company or its operations that are preceded by terms such as "anticipates," "expects," "believes" and similar expressions.

    In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause the Company's actual results, performance or achievements to differ materially from those implied by such forward-looking statements: TeleTech's agreements with clients may be cancelled by the client on short notice and do not ensure that TeleTech will generate a specific level of revenue. The Company's programs are becoming larger and more complex and the lead time necessary to execute a new sales agreement with a client has been steadily increasing. The amount of revenue TeleTech generates from a particular client is dependent upon customers' interest in and use of the client's products or services, some of which are recently-introduced or untested. The loss of a significant client or the termination or completion of a significant client program may have a material adverse effect on TeleTech's capacity utilization and results of operations. See "Risk Factors" for other factors that may cause actual results to differ materially from results implied by the forward-looking statements.

                                 RECENT EVENTS

    On August 18, 1998, the Company acquired all of the outstanding capital stock of Outsource Informatica Ltda., a Brazilian corporation ("Outsource"), in exchange for 606,343 shares of Common Stock. The Company accounted for the acquisition as a pooling of interests. In connection with such transaction, TeleTech agreed to file the Registration Statement of which this Prospectus constitutes a part to enable the former stockholders of Outsource to resell, without restriction, the shares of Common Stock issued to them in the transaction. The Company has agreed to keep such Registration Statement effective for two years or, if earlier, until such time as the Shares are eligible for resale pursuant to Rule 144(k), promulgated under the Securities Act.

                                USE OF PROCEEDS

    All of the Shares are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth (i) the name of each Selling Stockholder,
(ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of the date of this Prospectus, and (iii) the number of such shares of Common Stock which will be beneficially owned by each Selling Stockholder after the offering, assuming the sale of all the Shares offered hereby:

                                                                       BENEFICIAL        SHARES         BENEFICIAL
                                                                   OWNERSHIP PRIOR TO     TO BE       OWNERSHIP AFTER
                      SELLING STOCKHOLDERS                            OFFERING(1)      OFFERED(2)       OFFERING(2)
-----------------------------------------------------------------  ------------------  -----------  -------------------
Gregorio Diaz(3).................................................         454,757         454,757           --
Marcelo Carvalho de Amorim(3)....................................         151,586         151,586           --

------------------------

(1) Consists of Shares issued in connection with the Company's August 18, 1998 acquisition of Outsource, which are being registered hereby in accordance with the provisions of the stock purchase agreement. See "Recent Events."

(2) The exact number of Shares to be sold by a Selling Stockholder at any time or from time to time cannot be determined. Neither of the Selling Stockholders currently owns 1% or more of the outstanding Common Stock and, assuming the sale of the Shares registered hereby, neither of the Selling Stockholders will own 1% or more of the outstanding Common Stock after each sale.

(3) Each of Messrs. Diaz and Amorim was an officer and director of Outsource prior to its acquisition by the Company. Following such acquisition, Messrs. Diaz and Amorim have continued to serve as officers and directors of Outsource, which is an indirect wholly-owned subsidiary of the Company.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders have advised the Company that the Shares covered hereby may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, in private or public transactions, directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or from purchasers of the Shares for whom they may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) the writing of options on the Shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts, concessions, allowances, discounts or commissions and any other required information with respect to a particular offer of the Shares will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any underwriting discounts, concessions or commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Stockholders.

    In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may take a short position in shares of the Company's Common Stock and redeliver the Shares to close out such short positions.

    The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    Each of the Selling Stockholders is acting independently of the Company in making decisions with respect to the timing, price, manner and size of each sale. No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. The Company has agreed to make copies of this Prospectus available to the Selling Stockholders in connection with the offer or sale of the Shares and has informed them of the need to deliver copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

    The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold thereunder rather than pursuant to this Prospectus. The Selling Stockholders may transfer, devise or gift the Shares by other means not described herein.

    The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any. Pursuant to the stock purchase agreement executed in connection with the Company's acquisition of Outsource, (i) the Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, and (ii) the Company has agreed to keep the Registration Statement of which this Prospectus constitutes a part effective for two years or, if earlier, until such time as the Shares are eligible for resale pursuant to Rule 144(k). The Company intends to de-register any of the Shares not sold by the Selling Stockholders.

    Each of the Selling Stockholders has agreed with the Company not to sell, exchange, transfer, distribute, pledge or otherwise dispose of, or enter into any transaction to reduce his, her or its interest in or risk relating to, or any transaction that would result in a direct or indirect disposition of the Shares, until such time as the Company has published (within the meaning of Accounting Series Release Nos. 130 and 135, as amended, published by the Commission) financial results covering at least 30 days of combined operations of the Company and Outsource.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                    EXPERTS

    The supplemental consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    2

Risk Factors..............................................................    3

The Company...............................................................    9

Forward-Looking Statements................................................   10

Recent Events.............................................................   10

Use of Proceeds...........................................................   10

Selling Stockholders......................................................   11

Plan of Distribution......................................................   12

Legal Matters.............................................................   13

Experts...................................................................   13

                                 606,343 SHARES

                                    TELETECH
                                 HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 23, 1998

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